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Exhibit 21.1

SUBSIDIARIES OF ESCHELON OPERATING COMPANY

NAME	JURISDICTION OF INCORPORATION
Eschelon Telecom of Arizona, Inc.	Minnesota
Eschelon Telecom of Colorado, Inc.	Minnesota
Eschelon Telecom of Minnesota, Inc.	Minnesota
Eschelon Telecom of Nevada, Inc.	Minnesota
Eschelon Telecom of Oregon, Inc.	Minnesota
Eschelon Telecom of Utah, Inc.	Minnesota
Eschelon Telecom of Washington, Inc.	Minnesota
Eschelon Telecom of California, Inc.	Minnesota
Business Productivity Solutions, Inc.	Minnesota
Advanced TelCom, Inc.	Delaware
Shared Communications Services, Inc.	Oregon

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SUBSIDIARIES OF ESCHELON OPERATING COMPANY